ANNEX II

Underlying Funds

Registrant	Series
Franklin Gold and Precious Metals Fund	N/A
Franklin Custodian Funds	Franklin Dynatech Fund
Franklin Growth Fund
Franklin Income Fund
Franklin U.S. Government Securities Fund
Franklin Utilities Fund
Franklin Value Investors Trust	Franklin Balance Sheet Investment Fund
Franklin MicroCap Value Fund
Franklin Small Cap Value Fund
Franklin Mutual Series Funds	Mutual Global Discovery Fund
Mutual European Fund
Mutual Financial Services Fund
Mutual Shares Fund
Templeton China World Fund	N/A
Templeton Developing Markets Trust	N/A
Templeton Funds	Templeton Foreign Fund
Templeton Global Smaller Companies Fund	N/A
Franklin High Income Trust	Franklin High Income Fund
Franklin Investors Securities Trust	Franklin Floating Rate Daily Access Fund
Franklin Limited Maturity U.S. Government Securities Fund
Franklin Total Return Fund
Franklin Real Estate Securities Trust	Franklin Real Estate Securities Fund
Franklin Strategic Series	Franklin Growth Opportunities Fund
Franklin Flex Cap Growth Fund
Franklin Natural Resources Fund
Franklin Small Cap Growth Fund
Franklin Small-Mid Cap Growth Fund
Franklin Strategic Income Fund
Franklin Strategic Mortgage Portfolio	N/A
Franklin Templeton Global Trust	Franklin Templeton Hard Currency Fund
Templeton Income Trust	Templeton Global Bond Fund
Franklin Global Trust	Franklin Templeton Emerging Market Debt Opportunities Fund
Franklin Global Real Estate Fund
Franklin International Small Cap Growth Fund
Templeton Growth Fund, Inc.	N/A
Institutional Fiduciary Trust	Money Market Portfolio
Franklin Templeton International Trust	Templeton Foreign Smaller Companies Fund
Franklin Managed Trust	Franklin Rising Dividends Fund
Templeton Global Investment Trust	Templeton Asian Growth Fund

Revised as of March 1, 2011